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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AVI BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2008

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of the Shareholders of AVI BioPharma, Inc., which will be held on Tuesday, May 20, 2008, at 9:00 am, local time, at the office of AVI BioPharma, Inc., 4575 SW Research Way, Corvallis, Oregon.

        Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement. The Company's Annual Report on Form 10-K for the year ended December 31, 2007 is also enclosed.

        Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each such proxy so that all of your shares will be represented at the Annual Meeting.

        On behalf of the Board of Directors, I would like to express our appreciation for your support of the Company.

Sincerely,

Leslie Hudson, Ph.D.

Chief Executive Officer

AVI BIOPHARMA, INC.
NOTICE OF ANNUAL MEETING

To Be Held on May 20, 2008

To the Shareholders of AVI BioPharma, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of AVI BioPharma, Inc. (the "Company" or "AVI") will be held on May 20, 2008 at 9:00 a.m. local time, at the offices of AVI BioPharma, Inc., 4575 SW Research Way, Corvallis, Oregon, for the following purposes:

  1.
  To consider and vote upon a proposal to elect three (3) Group I Directors, each for a two-year term;

  2.
  To consider and vote upon a proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the year ending December 31, 2008; and

  3.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed March 24, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors
Leslie Hudson, Ph.D. Chief Executive Officer

Portland, Oregon
April 15, 2008

AVI BIOPHARMA, INC.
One S.W. Columbia Street, Suite 1105
Portland, Oregon 97258

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2008

General

        This Proxy Statement is furnished to shareholders of AVI BioPharma, Inc. (the "Company" or "AVI") in connection with the solicitation by the Board of Directors of proxies from the shareholders of record of the Company's outstanding shares of Common Stock, $0.0001 par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 20, 2008, at 9:00 a.m. local time, at AVI BioPharma, Inc., 4575 SW Research Way, Corvallis, Oregon, and at any adjournments or postponements thereof (the "Annual Meeting").

        At the Annual Meeting, shareholders will be asked to consider and vote upon proposals to (i) elect three members to Group I of the Board of Directors, each for a two-year term, (ii) ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the year ending December 31, 2008, and (iii) transact such other business as may properly come before the meeting. This Proxy Statement, together with the enclosed proxy card, is first being mailed to the Company's shareholders on or about April 15, 2008.

Solicitation, Voting and Revocability of Proxies

        The Board of Directors has fixed March 24, 2008, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 17,436 beneficial owners of the 70,429,110 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR (i) THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY AND (ii) RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy in their discretion upon such matters.

        The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by (i) filing a written notice of revocation, (ii) delivering a duly executed proxy bearing a later date to, Assistant Secretary, AVI BioPharma, Inc., One S.W. Columbia Street, Suite 1105, Portland, Oregon 97258, or (iii) attending the Annual Meeting and voting in person. In order to be effective, all revocations or later-filed proxies must be delivered to the Company at the Portland, Oregon address not later than May 20, 2008, 8:00 a.m. local time. All valid, unrevoked proxies will be voted at the Annual Meeting. Under Oregon law, shareholders are not entitled to dissenter's rights with respect to any of the proposals set forth in this proxy statement.

AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

        The following table sets forth certain information with respect to the current directors and executive officers of AVI:

Name	Age	Position(5)
Leslie Hudson, Ph.D.	62	Chief Executive Officer and Director(4)
Alan P. Timmins	48	President and Chief Operating Officer
Mark M. Webber	53	Chief Financial Officer and Chief Information Officer
Patrick L. Iversen, Ph.D.	52	Senior Vice President of Research and Development
Peter D. O'Hanley, Ph.D., M.D.	57	Senior Vice President of Clinical Development and Regulatory Affairs
Dwight D. Weller, Ph.D.	57	Senior Vice President of Chemistry and Manufacturing
Michael D. Casey(1)(3)	62	Chairman of the Board
John W. Fara, Ph.D.(2)(3)	65	Director
K. Michael Forrest(1)	64	Director
William A. Goolsbee(1)(3)	54	Director
John C. Hodgman(1)(2)	53	Director
Gil Price, M.D.(2)	52	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

(4)
On March 27, 2007, Denis R. Burger, Ph.D. resigned as the Company's Chief Executive Officer and Chairman of the Board. Following Dr. Burger's resignation, the Board of Directors elected Jack L. Bowman as Chairman of the Board and K. Michael Forrest as Interim Chief Executive Officer. On March 27, 2007, in connection with becoming Chief Executive Officer, Mr. Forrest resigned from the Compensation Committee.

(5)
As of December 31, 2007, other than K. Michael Forrest, all directors are independent under the independence standards applicable to the Company. Leslie Hudson, Ph.D., who joined the Board of Directors in February 2008, is not an independent director.

        Leslie Hudson, Ph.D., has served as Chief Executive Officer and a director of AVI since February 11, 2008. Dr. Hudson served as the interim President and Chief Executive Officer of Nabi Biopharmaceuticals from February 2007 to January 2008. Dr. Hudson served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company, from June 2005 to July 2006 and served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003 he served in several positions at Pharmacia Corp., including senior vice president of research & exploratory development, senior vice president of emerging technology & commercial development and general manager & group vice president of ophthalmology. From 1988 to 1994, he worked at GlaxoWellcome (now GlaxoSmithKline plc) in several senior research positions including vice president for discovery research. Dr. Hudson serves on the boards of directors of Nabi Biopharmaceuticals and Hooper Holmes, Inc.

        Alan P. Timmins has served as President of AVI since May 2000, Chief Operating Officer of AVI since October 1996, and as a director of AVI between 1997 and October 2007. From 1992 to May 2000, he was Executive Vice President and Chief Financial Officer of AVI. Mr. Timmins received a B.B.A. in

Accounting and Management from the University of Portland and an M.B.A. from Stanford University. He is a Certified Public Accountant (inactive).

        Mark M. Webber has served as Chief Financial Officer and Chief Information Officer of AVI since May 2000 and as Controller since October 1997. From 1993 to 1997, he was Director of Finance for Pacific Rehabilitation and Sports Medicine, Inc., a physical therapy services company. Mr. Webber holds a B.S. in accounting from the University of Oregon.

        Patrick L. Iversen, Ph.D., has served as Senior Vice President of Research and Development from 1997 and as a director of AVI from 1997 through May 2005. From 1987 through 1997, Dr. Iversen was on staff at the University of Nebraska Medical Center, most recently as a Professor in the College of Medicine. Dr. Iversen, who has published extensively on antisense research and development, additionally served as a consultant to various pharmaceutical and biotechnology companies, including GLAXO Inc., Innovir Pharmaceuticals, Lynx Therapeutics, and Isis Pharmaceuticals, as well as to AVI. He is a former member of the Leukemia Society of America Board of Directors. Dr. Iversen holds a B.S. in Biology from Westminster College and a Ph.D. in Biochemical Pharmacology and Toxicology from the University of Utah, followed by post-doctoral work at the Eppley Institute for Research in Cancer and Allied Diseases. Current services activities include being a member of the ALTX-1 study section of the National Institutes of Health and Scientific Advisory Board for the Linus Pauling Institute.

        Peter D. O'Hanley, Ph.D., M.D., has served as Senior Vice President of Clinical Development and Regulatory Affairs since March 2004. From 2002 to 2003 he served as the Vice President Clinical Development for Maxygen, Inc., and was the Chief Scientific Officer for Preventis, Inc. from 2000 to 2003. Prior to that, Dr. O'Hanley was with Quintiles, Inc. from 1998 to 2000, most recently as the Vice President and Chief Scientific Officer of the Anti-Infective Therapeutic & Immunology Therapeutic Groups. Prior to that, he was with Shaman Pharmaceuticals as a Visiting Clinical Scientist from 1996 to 1997 while on sabbatical from the Stanford University School of Medicine, where he served from 1985 through 1998, most recently an Associate Professor. Dr. O'Hanley holds a B.A. in Zoology from Pomona College, a Ph.D. in Anatomy and an M.D. from the Medical University of South Carolina. Dr. O'Hanley also holds an M.P.H. in Epidemiology from the University of California, Berkeley.

        Dwight D. Weller, Ph.D., has served as Senior Vice President of Chemistry and Manufacturing of AVI since 1997, as Vice President of Research and Development of AVI from 1992 to 1997, and as a director of AVI from 1991 through May 2006. Dr. Weller received a B.S. in Chemistry from Lafayette College and a Ph.D. in Chemistry from the University of California at Berkeley, followed by postdoctoral work in Bio-Organic Chemistry at the University of Illinois.

        Michael D. Casey has served as a director of AVI since May 2006 and was appointed the Chairman effective March 10, 2008. Since February 2002, Mr. Casey has been a self-employed consultant to the pharmaceutical industry. Previously, Mr. Casey served four years as President, Chief Executive Officer and Chairman of Matrix Pharmaceutical, Inc., a biopharmaceutical company, until Chiron Corporation acquired the company. Prior to joining Matrix, Mr. Casey was President of two divisions of Schein Pharmaceutical, Inc. from 1995 to 1997, and President and Chief Operating Officer of Genetic Therapy, Inc. from 1993 to 1995 until it was sold to Sandoz (Novartis). Mr. Casey also spent 25 years with Johnson & Johnson, including serving as Vice President of Sales and Marketing of Ortho Pharmaceutical Corporation and President of McNeil Pharmaceuticals. Mr. Casey is a director of Allos Therapeutics, Inc., Celgene Corp., and Durect Corporation.

        John W. Fara, Ph.D., has served as a director of AVI since May 2000. He has served as the President and Chief Executive Officer of DepoMed, Inc. a biopharmaceutical company, between 1996 and 2007, and as its Chairman of the Board between April 2000 and 2007. Between 1990 and 1996, he served as President and Chief Executive Officer of Anergen, Inc., a biotechnology company, and previously was President of Prototek, Inc., an early stage pharmaceutical development company. He currently serves as a director and member of the Compensation Committee of Iomed, Inc. Dr. Fara holds a B.S. from the University of Wisconsin and a Ph.D. from the University of California at Los Angeles.

        K. Michael Forrest has served as a director of AVI since March 2005. On March 27, 2007 Mr. Forrest was elected Interim Chief Executive Officer and he served in that position until February 11, 2008. Mr. Forrest has more than 35 years of biotech and large pharmaceutical experience in executive management, research oversight, clinical and product development, strategic planning, mergers and acquisitions, business development, marketing and sales positions in U.S. and international markets. Mr. Forrest is currently chairman of Apex Bioventures, LLC, a public investment and consulting company focusing on emerging companies in the healthcare sector. Mr. Forrest served as the president, chief executive officer, and a director of Cellegy Pharmaceuticals, Inc., a biopharmaceutical company, from 1996 to 2005. He previously served as president and chief executive officer of Mercator Genetics, a private biotechnology company, and as president and chief executive officer of Transkaryotic Therapies, Inc., a public biotechnology company. Previously, Mr. Forrest occupied senior line management and marketing positions with Pfizer and Lederle. He currently serves as a director of Tekimira Pharmaceuticals, a public company developing proprietary drugs and drug delivery systems for the treatment of cancer and other conditions using siRNA and immunostimulatory oligonucleotides. Mr. Forrest holds a B.S. in Business Administration from Georgetown University, with a concentration in marketing, finance and economics.

        William Goolsbee has served as a director of AVI since October 30, 2007. With a 30-year career in the medical device and biopharmaceutical industries, William A. Goolsbee was founder, chairman and Chief Executive Officer of Horizon Medical Inc. from 1987 until its acquisition by a unit of UBS Private Equity in 2002. Mr. Goolsbee was a founding director of ImmunoTherapy Corporation in 1993, becoming chairman of the board in 1995, a position he held until overseeing the successful acquisition of the company by AVI in 1998. Experience prior to 1987 responsible executive positions with CooperVision Inc. and Cooper Laboratories Inc. Mr. Goolsbee holds a bachelor of arts degree from the University of California at Santa Barbara. Mr. Goolsbee serves as chairman of privately held BMG Pharma LLC, a product development and licensing company.

        John C. Hodgman has served as a director of AVI since March 2004. He has served as the Senior Vice President of Finance, Chief Executive Officer of InterMune, Inc., a biotechnology company, since August 2006. He has served as the Chairman of Cygnus, Inc., a biopharmaceutical company, since 1999 and President and Chief Executive Officer of that company between 1998 and 2006. Mr. Hodgman joined Cygnus in 1994 as Vice President of Finance and Chief Financial Officer and between 1995 and 1998, he also served as President of Cygnus Diagnostics. He was President and Chief Executive Officer of Aerogen, Inc., a biopharmaceutical company, from June 2005 to October 2005 when the company was sold to Nektar, Inc. Mr. Hodgman also serves on the boards of Immersion Corporation, Inflazyme Pharmaceuticals, Ltd., and Alpha Innotech Corporation. Mr. Hodgman holds a bachelor of science degree from Brigham Young University and an M.B.A. from the University of Utah. Mr. Hodgman serves on the Company's Audit Committee as its Chairman and financial expert.

        Gil Price has served as a director of AVI since October 30, 2007. Dr. Price is a clinical physician trained in internal medicine with a long-standing interest in the study of drug development, adverse drug reactions, drug utilization and regulation. Since 2002, he has been the Chief Executive Officer and Chief Medical Officer of Drug Safety Solutions. From 1997 to 2002, Dr. Price was the director of clinical development for oncology at MedImmune Inc. Prior to joining MedImmune, Dr. Price worked in the CRO sector. Dr. Price began his pharmaceutical career at Glaxo Inc., where he worked for nearly nine years on both the commercial and research sides of the company. Dr. Price is a member of the American Medical Association, the Academy of Pharmaceutical Physicians and a past member of the American Society for Microbiology.

Board of Directors Meetings and Committees

        During 2007, AVI's Board of Directors held six meetings, one of which was solely of independent directors. Each incumbent director attended all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served, except that Mr. Fara was unable to attend two of the six meetings.

        The Board of Directors also has a standing Audit Committee, which conducted four meetings during the fiscal year ended December 31, 2007. The members of the Audit Committee are Mr. John C. Hodgman, Dr. John W. Fara, and Gil Price, M.D. Mr. Hodgman serves as the Audit Committee's Chairman and the Audit Committee's designated financial expert.

        The Audit Committee oversees the annual and quarterly financial reporting process, retains and replaces the Company's independent auditors, discusses with the auditors their independence from management and reviews the scope of the independent annual audit. The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors on March 30, 2004, a copy of which is posted on the Company's website (www.avibio.com). The Audit Committee reviewed and reassessed the charter for effectiveness during 2007.

        The Board of Directors also has a standing Compensation Committee, which reviews and makes recommendations to the full Board of Directors regarding compensation for the Company's executive officers and directors and administers the Company's stock option and employee stock purchase plans. During the fiscal year ended December 31, 2007, the Compensation Committee held one meeting. During the fiscal year ended December 31, 2007, the Compensation Committee was composed of three directors, Messrs. Jack L. Bowman, K. Michael Forrest and John C. Hodgman. As of March 27, 2007, in connection with his appointment as the Interim Chief Executive Officer, Mr. Forrest resigned as a member of the Compensation Committee and Michael Casey was appointed as his replacement. On March 10, 2008, Jack L. Bowman resigned as a member of our Board of Directors, which included his resignation from the Compensation Committee. On March 10, 2008, Michael Casey was appointed as Chairman of the Board of Directors and Mr. Forrest was again appointed to the Compensation Committee, joining Michael Casey and John Hodgman. Mr. Hodgman was appointed interim Chair of the Compensation Committee. Effective April 1, 2008, William Goolsbee replaced Mr. Hodgman as a member of the Compensation Committee, and Mr. Casey was appointed Chairman of the Compensation Committee. A copy of the Compensation Committee charter is posted on the Company's website (www.avibio.com).

        The Board of Directors also has a standing Nominating and Corporate Governance Committee, which is responsible for considering and making recommendations to the Board of Directors concerning the appropriate size, functions and needs of the Board of Directors and to ensure compliance with the Company's Code of Ethics and other corporate governance policies. The members of the Nominating and Corporate Governance Committee for the fiscal year ended December 31, 2007 were John W. Fara, Jack L. Bowman, and Michael D. Casey. As of March 25, 2008, the members of the Nominating and Corporate Governance Committee included William Goolsbee (Chair), Michael D. Casey, and John W. Fara. The Nominating and Corporate Governance Committee operates under an amended and restated written charter adopted by the Board of Directors on February 16, 2006, a copy of which is posted on the Company's website (www.avibio.com).

        The members of the Audit, Nominating and Corporate Governance, and Compensation Committees, other than K. Michael Forrest, are independent as defined under applicable listing requirements of the Nasdaq Stock Market, and all members of the Audit Committee have the requisite financial experience.

        All directors attended the Company's 2007 annual meeting of shareholders.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics (the "Code"). The Code applies to all directors and employees, including all officers, managers and supervisors, and is intended to better ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. The Company has contracted with Ethicspoint to provide a method for employees and others to report violations of the Code anonymously. A copy of the Code is posted on the Company's website (www.avibio.com).

Communications to the Board of Directors

        The Board of Directors welcomes and encourages shareholders to share their thoughts regarding the Company. While the Board of Directors encourages such communication, for a variety of reasons, including compliance with securities laws, fiduciary duties of the directors, and good business practices relating to corporate communications, the Company's preference is that shareholders communicate with the Board of Directors in compliance with its communications policy. The Company's communications policy, as adopted by the Board of Directors, provides that all communications should first be directed to the Company's Investor Relations Department. Investor Relations will then distribute a copy of the communication to the Chairman of the Board, the Chairman of the Audit Committee and the Company's outside counsel. Based on the input and decision of these persons, along with the entire Board of Directors if it is deemed necessary, the Company, through its Investor Relations Department, will respond to the communication.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires AVI's directors and officers, and persons who own more than ten percent (10%) of a registered class of AVI's equity securities, to file initial reports of ownership and report of changes in ownership with the Commission. Such persons also are required to furnish AVI with copies of all Section 16(a) reports they file.

        Based solely on its review of the copies of such reports received by it with respect to fiscal year 2007, or written representations from certain reporting persons, AVI believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent (10%) of a registered class of AVI's equity securities have been complied with for fiscal 2007, except that as a result of miscommunications between the Company and its filing agent a Form 4 was not timely filed in connection with the appointments of each of Gil Price, M.D. and William Goolsbee to our Board of Directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During the fiscal year ended December 31, 2007, the members of the Compensation Committee were Messrs. Jack L. Bowman, K. Michael Forrest, Michael D. Casey, and John C. Hodgman. As of March 23, 2007, in connection with his appointment as the Company's Interim Chief Executive Officer, Mr. Forrest resigned from the Compensation Committee. On March 10, 2008 Jack L. Bowman resigned from the Board of Directors, including his committee positions. There were no employee directors on the Compensation Committee and no interlocks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        The Company is a biopharmaceutical company developing therapeutic products principally based on third-generation NeuGene antisense technology. Our principal products in development target life-threatening diseases, including cardiovascular, infectious, and genetic diseases. We operate in a highly complex business environment and believe that a competitive compensation program is an important tool to help attract, retain and reward the talented employees we need to achieve our mission and deliver value to our shareholders.

        Throughout this section of the proxy statement, the individuals who served as the Company's Chief Executive Officer and Chief Financial Officer during fiscal year 2007, as well as the other individuals included in the Summary Compensation Table included in this proxy statement, are referred to as the "named executive officers."

Significant Management Changes in Fiscal Year 2007 and Early 2008

        In 2007, the Company underwent several senior management changes. On March 27, 2007, the Company's then Chairman and Chief Executive Officer, Denis R. Burger, Ph.D. resigned. In connection with his resignation, the Company entered into a Separation and Release Agreement with Dr. Burger, discussed in more detail below, and the Board of Directors appointed K. Michael Forrest as Interim Chief Executive Officer. On February 8, 2008, the Board of Directors appointed Leslie Hudson, Ph.D. as the Company's Chief Executive Officer and as a member of the Board of Directors. Effective with Dr. Hudson's appointment as the Company's Chief Executive Officer, Mr. Forrest ceased to serve as an officer of the Company, but continued as a member of the Board of Directors.

The Compensation Committee

        The Company's executive compensation program is administered by the Company's Compensation Committee. During the fiscal year ended December 31, 2007, the Compensation Committee was composed of three independent directors, Messrs. Jack L. Bowman, K. Michael Forrest and John C. Hodgman. As of March 27, 2007, in connection with his appointment as the Interim Chief Executive Officer, Mr. Forrest resigned as a member of the Compensation Committee and Michael Casey was appointed as his replacement. On March 3, 2008, Jack L. Bowman resigned as a member of our Board of Directors, which included his resignation from the Compensation Committee. On March 10, 2008, Michael Casey was appointed as Chairman of the Board of Directors and Mr. Forrest was again appointed to the Compensation Committee, joining Michael Casey and John Hodgman. Mr. Hodgman was appointed interim Chair of the Committee. Effective April 1, 2008, William Goolsbee replaced Mr. Hodgman as a member of the Compensation Committee, and Mr. Casey was appointed Chairman of the Compensation Committee.

        The Compensation Committee is responsible for reviewing, assessing, and approving all elements of compensation for our named executive officers. More specifically, the Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected officers. This responsibility includes, among other things: (a) evaluating the performance of our Chief Executive Officer and other executives as determined by the Compensation Committee in light of the approved performance goals and objectives; (b) setting the compensation of the Chief Executive Officer and other executives as determined by the Compensation Committee based upon the evaluation of the performance of the Chief Executive Officer and the other executives, respectively; (c) making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and (d) preparing an annual performance self-evaluation of the Compensation Committee.

        The Compensation Committee has independent authority to make compensation decisions for our named executive officers. In 2007, in light of the changes discussed above, the Compensation Committee sought and obtained full Board of Director approval of the Compensation Committee's recommendations. In the future, the Compensation Committee expects, as a matter of good practice, to only seek ratification of its decisions regarding the compensation of the Chief Executive Officer and to set the compensation for the other named executive officers on its own.

        The Compensation Committee may employ a compensation consultant to assist in the evaluation of the compensation of the Company's executive officers. The Compensation Committee has the authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Compensation Philosophy and Objectives

        The purpose of the Company's executive compensation program is to attract, motivate, and retain key executive employees in order to promote the success of the Company. The Company seeks to reward and to provide incentives to named executive officers for their performance. Over the past few years, the Company has seen significantly increased demand for executives with industry-specific skills and experience and a highly competitive market. Additionally, given the small size of the Company relative to certain other members of our industry group, we face increased risk of potential operational disruptions and heightened hiring expenses upon the departure of any of our executive officers. Therefore, the attraction and retention of executives is one of the key purposes of the Company's executive compensation program.

        The Company's executive compensation program is based on a philosophy of pay-for-performance. In that respect, the compensation program is designed to reward named executive officers for meeting specific goals that are established and reviewed by the Compensation Committee for each named executive officer and for the Company as a whole. In addition, the compensation program is used to attract and retain highly qualified individuals as named executive officers of the Company. At the end of each fiscal year, the Chief Executive Officer and the Compensation Committee assess how each named executive officer has performed with respect to these goals. The Compensation Committee makes an independent assessment with respect to the Chief Executive Officer. The compensation package for each named executive officer, including base salary for the following year, cash bonus for the current year, and stock options, is determined primarily on the basis of how that named executive officer performed in meeting his or her goals. Compensation decisions are also based on market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

        In addition to the foregoing, the following executive compensation principles guided the Compensation Committee during 2007 in fulfilling its roles and responsibilities:

  •
  Compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in the Company's highly competitive talent market;

  •
  Compensation should reinforce the Company's business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;

  •
  Compensation programs should align executives' long-term financial interests with those of the shareholders by providing equity-based incentives;

  •
  Compensation programs should be flexible, giving the Compensation Committee and our Board of Directors discretion to make adjustments on an as-needed basis; and

  •
  Compensation should be transparent and easily understandable to both our executives and our shareholders.

Role of Executive Officers in Compensation Decisions

        Our named executive officers, and particularly our Chief Executive Officer, play a pivotal role in determining executive compensation. No less than annually, the Company's Chief Executive Officer assesses the performance of the named executive officers. He then recommends to the Compensation Committee a base salary, performance-based cash bonus, and a grant of stock options for each named executive officer based on that assessment. The Compensation Committee considers the information provided by the Chief Executive Officer, together with other information available to the Compensation Committee and determines the compensation for each named executive officer other than the Chief Executive Officer. With respect to the compensation of our Chief Executive Officer, the Compensation Committee meets without the Chief Executive Officer to discuss its recommendation and makes a recommendation to the full Board of Directors.

Use of Compensation Consultants and Reports

        During 2007, the Compensation Committee did not retain a compensation consultant. As has been the usual practice in recent years, however, the Compensation Committee reviewed the results of the Radford Biotechnology Compensation Survey, or Radford Survey, as part of the Compensation Committee's deliberations regarding executive compensation. When making compensation decisions, the Compensation Committee reviewed competitive market data contained in the Radford Survey to determine how our executive pay levels and overall mix of compensation compare to other companies. The Compensation Committee does not, however, use formulas or rigidly set the compensation of our executives based on this data.

        In early 2008, the Company commissioned Radford, the company that prepares the Radford Survey, to prepare an executive compensation and equity program assessment specific to the Company. In March 2008 Radford presented its assessment to the Compensation Committee.

Setting Executive Compensation

        In setting compensation for the named executive officers, other than the Chief Executive Officer, and in developing its recommendations to the Board of Directors regarding compensation for the Chief Executive Officer, the Compensation Committee considers a number of factors, including analyses of compensation in similarly-sized companies in the biopharmaceutical industry, analyses of compensation levels in similar companies in the Company's local geographic area, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officer and the Company, and the total vested and unvested equity grants owned by the executive. The Company competes for executive talent across a broad range of business segments. Consequently, the Company's management collects and analyzes competitive salary data from the Radford Survey, on which the committee places significant weight in determining whether the Company's executive compensation levels are comparable with the Company's peer group. In particular, in setting compensation for fiscal year 2007, the Compensation Committee focused heavily on the biotechnology companies in the Radford Survey that employ between 50 and 149 employees, which is the range in which the Company would fall in the Radford Survey.

        The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies in the biotechnology industry. In addition to benchmarking studies, such as the Radford Survey, the Compensation

Committee has historically taken into account input from other sources, including input from members of the Compensation Committee based on their roles as executive officers and directors of other public companies, as well as other members of the Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, including non-biotechnology companies in the same geographic area of the Company. During the compensation-setting process for fiscal year 2007, in addition to the peer group companies listed in the Radford Survey, the Compensation Committee placed particular emphasis on the compensation of executive officers of DepoMed, Dendreon Corporation, ISIS Pharmaceuticals, and Genta. ISIS Pharmaceuticals and Genta are biopharmaceutical companies focused on developing products in the antisense field. For fiscal 2007 determinations of compensation the Compensation Committee compared the compensation of our named executive officers against the compensation of our peer group companies.

        Once the Compensation Committee gathered and analyzed the data it believed necessary to make compensation decisions, and received the recommendation of the Company's Chief Executive Officer on compensation decisions, the Compensation Committee determined the compensation for the named executive officers other than the Chief Executive Officer and determined its recommendation with respect to the Chief Executive Officer's compensation. In 2007, in light of the substantial changes in senior management as described above, the Compensation Committee chose to share all of its recommendations with the Board of Directors and sought approval of the Board of Directors on all executive compensation. The Board of Directors considered the recommendation of the Compensation Committee and then approved a compensation package for each named executive officer. In 2008, in accordance with the authority set forth in its charter, the Compensation Committee determined the compensation for all named executive officers other than the Chief Executive Officer. The compensation for the Chief Executive Officer for 2008 and going forward was determined based on negotiation between the Company and Dr. Hudson in connection with his hiring as the Chief Executive Officer in February 2008. Going forward, the Compensation Committee will make recommendations to the Board of Directors regarding the bonus to be paid to Dr. Hudson under his employment agreement, as well as other elements of his compensation.

        When the Compensation Committee and Board of Directors determine that option grants are appropriate, the named executive officers are granted incentive stock options. However, in some cases the number of stock options treated as incentive stock options is limited by applicable laws, and in such cases any stock options granted in excess of that limit are treated as non-qualified stock options. The exercise price of the stock options is equal to 100% of the closing market price on the day of the February meeting at which the grants are approved. With respect to new executive officers, stock options are generally granted following the first Compensation Committee meeting after the starting date of their employment.

        The Compensation Committee believes that the total compensation package provided to the Company's executives, combining both short-term and long-term incentives, some of which are at risk based on individual and Company performance, is competitive without being excessive and is at an appropriate level to assure the retention and motivation of this highly skilled and experienced segment of the Company's workforce, and at the same time would be attractive to any additional talent that might be needed in the changing workplace.

Performance Factors in 2007

        The Compensation Committee, together with the Chief Executive Officer and full Board of Directors, establishes performance criteria for the named executive officers, both in terms of individual performance and the performance of the Company as a whole, and generally assigns a weight to the performance goals. Generally stated, the primary factors that drove the Compensation Committee's executive compensation decisions for fiscal year 2007 were:

  •
  The progress of the Company's research and clinical trial development programs;

  •
  Management of the Company's assets;

  •
  Generation and protection of intellectual property assets;

  •
  Corporate development activities; and

  •
  Success in securing capital sufficient to allow the Company to achieve its objectives.

During 2007, the primary performance factors relevant to compensation of our Chief Executive Officer, who was Denis Burger at the time performance factors were determined, included the status of research coverage and analyst upgrades, the success of maintenance of relationships with the investment banking community, the successful management of investor relations and institutional support, and the quality of senior management oversight. With respect to Mr. Forrest, the Company's Interim Chief Executive Officer, the primary goal established by the Compensation Committee was his continuing operation of the Company during the search for a new Chief Executive Officer and in the recruitment of a new Chief Executive Officer. Given his anticipated short tenure as the Chief Executive Officer, his compensation was not heavily performance-based.

Determining the Total Mix of Compensation

        Our compensation-setting process consists of establishing a targeted overall compensation for each executive and then allocating that compensation between base salary and incentive compensation (annual performance-based cash bonuses and equity incentive awards), based appropriately on publicly available industry and salary survey data. The Compensation Committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and the Compensation Committee's review of existing outstanding equity incentives on an individual named executive officer basis, the Compensation Committee determines the appropriate level and mix of total compensation, keeping in mind the Company's compensation philosophy.

        The total amount and mix of compensation payable to our named executive officers is premised upon, among other items, the degree to which the executive has a role in determining the strategic direction of the Company, the mix of compensation payable to executives in similar roles by companies of a similar size, geographic location, and industry, and the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. As one of the Company's primary focuses is on the retention of its executives, the Company seeks to ensure its named executive officers receive a base salary reflective of the Company's size and competitive marketplace.

        During its evaluation of the appropriate mix of compensation, the Compensation Committee typically determines what portion of each executive's compensation will be "at risk," with the at risk portion increasing as the Company gives executives greater levels of responsibility. As the Company believes that many of its named executive officers could command higher salaries in similar roles with larger companies, including with the Company's competitors, the Company's combined cash-based and equity-based bonuses have historically been large relative to base salaries, with the goal of ensuring compensation serves the dual purpose of retention and awarding exceptional performance.

Analysis of Executive Compensation Components

        For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were identical to the components in the prior fiscal year, and included:

  •
  Base salary;

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  Performance-based cash bonuses;

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  Equity Incentive Plan;

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  Employee Stock Purchase Plan; and

  •
  401(k) Plan

        Base Salaries.    The base salaries of the Company's executive officers are established as part of an annual compensation adjustment cycle, and we also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing those salaries, the Compensation Committee considers information about base salaries paid by companies of comparable size in the biopharmaceutical industry (including data from the Radford Survey), individual performance, position and tenure of the executive officer, how the salary compares to the salaries of other executives in the Company, and internal comparability considerations. Consistent with the philosophy discussed above, our executive base salaries, other than for Leslie Hudson, the Company's Chief Executive Officer appointed in March 2007, were issued based on performance of the officers and the Company as a whole, and the need of the Company to remain competitive. Fiscal 2007 executive base salaries remained relatively unchanged from fiscal 2006 levels because we believed fiscal 2006 levels remained competitive and no unusual or other factors warranted an increase. The base salary levels, effective January 1, 2007, for the Company's named executive officers for 2007 were set as follows:

Name	Title	2007 Base Salary		2006 Base Salary	% Change 2006 to 2007 Base Salary
Denis R. Burger, Ph.D.	Chief Executive Officer	$375,000	(1)	$375,000	0.0%
Alan P. Timmins (2)	President and Chief Operating Officer	$300,000		$300,000	0.0%
Patrick L. Iversen, Ph.D.	Senior Vice President of Research and Development	$260,000		$250,000	4.0%
Peter D. O'Hanley, Ph.D, M.D.,	Senior Vice President of Clinical Development and Regulatory Affairs	$260,000		$250,000	4.0%
Mark M. Webber	Chief Financial Officer	$235,000		$225,000	4.4%

(1)
Represents an annualized salary. Dr. Burger resigned as the Company's Chief Executive Officer on March 27, 2007.

(2)
Mr. Timmins' base salary was increased to $310,000 on March 27, 2007, effective January 1, 2007.

        On March 27, 2007, after consideration of presentations and recommendations of management and the Compensation Committee, the Board of Directors of the Company accepted and ratified the conclusions and recommendations of the Company's Compensation Committee to provide for K.

Michael Forrest's compensation as the Company's Interim Chief Executive Officer and to increase the salary payable to Alan P. Timmins, the Company's President and Chief Operating Officer, as follows:

Name	Title	2007 Base Salary		2006 Base Salary
Alan P. Timmins(2)	President and Chief Operating Officer	$310,000			$300,000
K. Michael Forrest	Interim Chief Executive Officer	$385,000	(1)	$	N/A

(1)
Represents an annualized salary. Mr. Forrest was appointed as the Company's Interim Chief Executive Officer on March 27, 2007.

(2)
Mr. Timmins' salary increase approved on March 27, 2007 was effective as of January 1, 2007.

        Mr. Forrest's base salary was increased by approximately 2.7% over that of Denis R. Burger, the Company's former Chief Executive Officer, and Mr. Timmins' base salary increased by approximately 3.3% over his former base salary. The Compensation Committee believes the increase in base salary for Mr. Timmins was appropriate based on a recommendation of Denis Burger, in his role as the Chief Executive Officer.

        While Mr. Forrest resigned as the Company's Interim Chief Executive Officer commensurate with Dr. Hudson's appointment as the Chief Executive Officer in February 2008, due to his substantial and continuing participation in negotiations regarding the Company's acquisition of Ercole Biotech, Inc., the Board of Directors elected to continue Mr. Forrest's base salary until the completion of the Company's merger with Ercole, which was effected on March 20, 2008, and continue his medical insurance coverage for a period of one year.

        On February 25, 2008, the Compensation Committee established the base salary levels, effective January 1, 2008, of the Company's named executive officers, as follows:

Name	Title	2008 Base Salary	% Change Over 2007 Base Salary
Alan P. Timmins	President and Chief Operating Officer	$316,000	1.9%
Patrick L. Iversen, Ph.D.	Senior Vice President of Research and Development	$265,000	1.9%
Peter D. O'Hanley, Ph.D, M.D.,	Senior Vice President of Clinical Development and Regulatory Affairs	$270,400	4.0%
Mark M. Webber	Chief Financial Officer	$242,520	3.2%

        In connection with the negotiation attendant to his appointment as the Company's Chief Executive Officer, the Compensation Committee established a base salary for Dr. Hudson of $480,000 per year, beginning in 2008.

        Performance-Based Cash Bonuses.    The Company typically grants cash bonuses to executive officers as part of their annual overall compensation. Such cash bonuses are in recognition of achievement of performance milestones for the individual named executive officers and of milestones achieved by the Company as a whole. Cash bonuses for a particular fiscal year are generally determined at the meeting of the Compensation Committee in the subsequent fiscal year. The Compensation Committee takes into account the Company's cash resources and the need of the Company to deploy those resources to advance its business plan, and assesses this objective against the need to maintain compensation levels that are competitive within the biotechnology industry. As a result, during 2007 the Compensation Committee maintained cash bonus levels of between 10.7% and 16.2% of the named executive officers' 2007 base compensation. These levels are lower than the Compensation Committee believes are typical relative to the Company's peer group, but reflect the need of the Company to deploy its cash in 2007 for use in its research and development activities. As shown in the chart below, cash bonuses payable for 2007, relative to 2006, decreased significantly, by between 16.0% and 63.1%.

Name	Title	2007 Bonus	2006 Bonus	% Change (2006 to 2007)	2007 Bonus as a % of 2007 Base Salary
Alan P. Timmins	President and Chief Operating Officer	$43,500	$110,000	(60.5%)	14.0%
Patrick L. Iversen, Ph.D.	Senior Vice President of Research and Development	$27,700	$75,000	(63.1%)	10.7%
Peter D. O'Hanley, Ph.D., M.D.	Senior Vice President of Clinical Development and Regulatory Affairs	$42,000	$50,000	(16.0%)	16.2%
Mark M. Webber	Chief Financial Officer	$27,500	$50,000	(45.0%)	11.7%

        For fiscal year 2007, the Compensation Committee determined that, while base salaries were relatively consistent with base salaries of its peer group, the 2007 bonuses were significantly lower than bonuses paid to executive officers at peer group companies. While important progress was made in many areas, the Compensation Committee believed the decrease in bonus compensation was warranted given the lack of progress in several areas, based on performance of both individual and Company objectives, and based on the Compensation Committee's consideration of the Company's market valuation.

        Equity Incentive Plan Compensation.    The long-term compensation of named executive officers takes the form of stock option awards under the Company's 2002 Equity Incentive Plan, or "2002 Plan." The 2002 Plan is designed to align a significant portion of the executive compensation program with long-term shareholder interests. The 2002 Plan permits the granting of several different types of stock-based awards. The Compensation Committee believes that equity-based compensation helps ensure that the Company's named executive officers have a continuing stake in the long-term success of the Company, and preserves the Company's cash resources. The 2002 Plan provides incentives to continue in the service of the Company and to create in such executives a more direct interest in the future success of the operations of the Company by relating incentive compensation to the achievement of long-term corporate economic objectives. All options granted by the Company have been granted with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases subsequent to the date of grant. In granting options under the 2002 Plan, the Compensation Committee generally takes into account each named executive officer's responsibilities, relative position in the Company, past grants, the total number of vested and unvested equity incentives held by each named executive officer, and approximate grants to individuals in similar positions for companies of comparable size in the biopharmaceutical industry. The 2002 Plan is administered by the Compensation Committee. Beginning on January 1, 2006, the Company began accounting for stock options granted under the 2002 Plan in accordance with the requirements of FASB 123R.

        The following table shows the stock options granted to named executive officers for fiscal year 2007, which options were granted in February and March of 2008:

Name	Title	FY 2007 Shares Subject to Option Grant	FY 2006 Shares Subject to Option Grant	% Increase 2006 to 2007
K. Michael Forrest	Interim Chief Executive Officer	300,000	—	N/A
Alan P. Timmins	President and Chief Operating Officer	150,000	175,000	(14.3%)
Patrick L. Iversen, Ph.D.	Senior Vice President of Research and Development	125,000	75,000	67.0%
Peter D. O'Hanley, Ph.D., M.D	Senior Vice President of Clinical Development and Regulatory Affairs	75,000	82,500	(9.1%)
Mark M. Webber	Chief Financial Officer	75,000	75,000	0.0%

The Company increased substantially the equity grants for Mr. Iversen in 2007 for retention purposes while the Company sought and transitioned to a new Chief Executive Officer.

        Employee Stock Purchase Plan.    The purpose of the Employee Stock Purchase Plan, or "ESPP," is to attract and retain qualified employees essential to the success of the Company and, like the 2002 Plan, to provide such persons with an incentive to perform in the best interests of the Company. The ESPP is administered by the Compensation Committee, which has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to certain amendments requiring shareholder approval. All employees of the Company and its subsidiaries, including the Company's named executive officers, may participate in the ESPP if they: (i) are employed in a position with regular hours of 20 or more hours a week and (ii) are employed more than five months in any calendar year. Eligible employees may elect to contribute from 1% to 10% of their cash compensation during each pay period. The ESPP provides for two annual six-month offering periods, beginning on May 1 and November 1 each year (the "Enrollment Dates"). During the offering periods, participants accumulate funds in an account through payroll deduction. At the end of each six-month offering period, the purchase price is determined and the accumulated funds are used to automatically purchase shares of Common Stock from the Company. The purchase price per share is equal to 85% of the lower of the fair market value of the Common Stock (i) on the beginning date of the offering period or (ii) the end of the Offering Period. Unless a participant files a withdrawal notice before the beginning of the next offering period, such participant will automatically be re-enrolled for the next offering period. Beginning on January 1, 2006, the Company began accounting for stock issued under the ESPP in accordance with the requirements of FAS 123R.

        In 2007, we issued 5,692 shares of Common Stock to named executive officers, and 39,559 shares to other employees under the ESPP.

        401(k) Plan.    The Company's 401(k) Plan is a defined contribution profit sharing plan with a 401(k) option. The plan year is January 1 to December 31, and was created on November 1, 1992. Employees who are at least twenty-one years of age and who have provided at least thirty days of service are eligible to participate in the 401(k) Plan. Employees who are union employees, non-resident alien employees with no US-source income and non-common law employees are not eligible to participate. Participants may defer up to the maximum allowed by law. At the discretion of the Company, participants may receive a match on the first 4% of compensation that the participant contributes to the 401(k) Plan. As of the fiscal year ended December 31, 2007, the named executive officers received a 401(k) contribution match of up to 4% of their 401(k) Plan contribution subject to the maximum amount permitted by law.

Tax and Accounting Implications of the Executive Compensation Program

        A significant portion of the compensation paid to the Company's named executive officers is considered "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code and, therefore, is fully deductible by the Company for federal income tax purposes. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant and therefore is not subject to variable accounting treatment under SFAS 123(R). The Company views preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances the Company has and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company.

Repricing of Stock Options

        The Company maintains an informal policy against repricing stock options. The Company believes this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of shareholders.

Employment Agreements with Named Executive Officers

  Compensation of the Company's Former Chief Executive Officers

        On March 27, 2007, the Company's then Chairman and Chief Executive Officer, Denis Burger, resigned. In connection with his resignation, the Company entered into a Separation and Release Agreement, pursuant to which Dr. Burger is entitled to receive his base compensation for eighteen months ($562,500 in the aggregate) and medical insurance for the same eighteen month period and may exercise his previously granted options until the earlier of the termination date of the respective stock option grant agreements or March 28, 2010.

        Also on March 27, 2007, in connection with Denis Burger's resignation, the Board of Directors appointed K. Michael Forrest as Interim Chief Executive Officer. In connection with his appointment as our Interim Chief Executive Officer, on March 27, 2007 the Compensation Committee approved an annual salary of $385,000 and a grant of options to purchase 300,000 shares of the Company's stock. The stock options granted to Mr. Forrest became exercisable starting one month after the grant date, with one-twelfth of the options becoming exercisable at that time and an additional one-twelfth of the options becoming exercisable each subsequent month thereafter.

  Leslie Hudson, Ph.D.—Chief Executive Officer

        On February 8, 2008, the Board of Directors appointed Leslie Hudson, Ph.D. as the Company's Chief Executive Officer. In connection with his appointment, the Company and Dr. Hudson entered into an Employment Agreement providing for Dr. Hudson's at will employment by the Company. Under the terms of the Employment Agreement, Dr. Hudson is entitled to an initial annual salary of $480,000, which amount is subject to review for potential increase, but not decrease, on an annual basis. In addition to his base salary, Dr. Hudson is entitled to an annual bonus based upon the Company's and Dr. Hudson's achievement of performance objectives established by the Company's Board of Directors, with the target bonus level being equal to 60% of Dr. Hudson's base salary. Dr. Hudson's compensation package was extensively negotiated, and Dr. Hudson's compensation is high relative to the compensation payable to other executive officers of the Company, including the Company's Interim Chief Executive Officer who served during 2007. The Radford Survey showed that Dr. Hudson's base compensation was in excess of the Company's targeted 60th percentile. In determining Dr. Hudson's compensation, the Board of Directors took into account, among other things, the fact that Dr. Hudson would be required to relocate from his home in New Jersey, Dr. Hudson's extensive experience in the Company's industry, and the salaries and potential bonuses commanded by principal executive officers at other companies in the Company's industry.

        In connection with his employment as the Company's Chief Executive Officer, the Company granted to Dr. Hudson options to purchase 667,000 shares of the Company's common stock under the Company's 2002 Plan, with an exercise price equal to the fair market value of the Company's common stock on February 8, 2008, which was $1.09 per share. Subject to certain exceptions, the options vest in equal annual installments over a period of four years. In addition, on that same date the Company granted to Dr. Hudson 333,000 restricted shares of the Company's common stock. A portion of the shares of common stock are subject to forfeiture, with 100,000 shares vesting on February 8, 2008 and 233,000 shares vesting in equal annual installments over four years commencing on February 8, 2008. The Company is also required to reimburse Dr. Hudson for all expenses reasonably incurred by him in discharging his duties for the Company.

        In addition to the compensation described above, under the Employment Agreement Dr. Hudson is entitled to receive (i) health care benefits for him and his spouse, (ii) reimbursement of up to $25,000 in legal fees incurred by Dr. Hudson in connection with the negotiation of the Employment Agreement, (iii) a monthly living allowance of $4,500 for a period of twelve months, subject to extension in certain circumstances, (iv) a car allowance of $1,000 per month, (v) reimbursement of moving expenses and reasonable and customary costs of selling a residence in Princeton, New Jersey, as well as two round-trip economy fare airplane tickets for relocation purposes for each of Dr. Hudson and his spouse, (vi) during the first year of employment, reimbursement for up to four round trip economy airplane tickets per month for travel actually incurred between Portland, Oregon and his home in Bend, Oregon, (vii) four weeks of paid vacation per year, as well as paid holidays generally available to senior executives, (viii) $9,500 per year for reasonable expenses incurred in connection with Dr. Hudson's federal and state income tax returns and investment advice, and (ix) subject to eligibility requirements, participation in benefits and programs generally available to all employees or executives. Further, the Company is required to provide Dr. Hudson with the Company's standard directors and officers insurance policy, and indemnify and hold Dr. Hudson harmless from liability arising out of his services to the fullest extent permitted by Oregon law. The Employment Agreement further provides that Dr. Hudson is entitled to receive certain tax gross-up payments.

        The Employment Agreement provides that, for a period of two years following Dr. Hudson's termination of employment with the Company, Dr. Hudson may not engage in certain activities in competition with the Company's business activities, to the extent those competitive activities relate to five competitors specified by the Company prior to Dr. Hudson's termination. Dr. Hudson is further prohibited, for a period of two years following termination of employment with the Company, from recruiting, hiring, or assisting a third party in hiring any person then employed by the Company.

        During the first year of employment, Dr. Hudson's Employment Agreement provides that Dr. Hudson may voluntarily terminate his employment with the Company, with or without "Good Reason" (as defined in the Employment Agreement), upon 90 days' written notice to the Company. Thereafter, written notice will be reduced to not less than 30 days. The Company may terminate Dr. Hudson's employment without "Cause" (as defined in the Employment Agreement) and other than in connection with a "Change in Control" (as defined in the Employment Agreement) upon 30 days' written notice. Dr. Hudson's employment is terminated upon death, disability, or upon the effective date of a notice sent by the Company to Dr. Hudson terminating him for Cause.

  Employment Agreements with Other Named Executive Officers

        The Company has entered into employment contracts with each of its other named executive officers that provide for a base annual compensation. The employment contracts are cancelable by the employee on sixty days' notice and by the Company on thirty days' notice or for cause. Cause is defined in the employment agreement as the named executive officer's willful or repeated failure to comply with the Company's policies, standards or regulations, or the named executive officer engages in conduct that is dishonest, fraudulent or detrimental to the Company. The employment agreements provide that the named executive officers may not compete with the Company or solicit the employment of other individuals employed by the Company during their employment and for a period of two years thereafter. Under the employment agreements, the named executive officers may not disclose the Company's confidential information to outsiders during employment and for a period of two years thereafter and must assign inventions conceived by them to the Company. The respective employment agreements provide that each named executive officer is entitled to severance benefits and change in control payments in certain circumstances, as discussed below under "Post-Employment Benefits and Change in Control Arrangements."

        Effective October 26, 2007, the Company entered into an Amended and Restated Employment Agreement with Alan Timmins, the Company's President and Chief Operating Officer. Under the terms of the Employment Agreement, Mr. Timmins is entitled to a salary of $310,000 (which was increased to $316,000 for fiscal year 2008, by action of the Board of Directors), continues to be eligible for bonuses awarded at the discretion of the Board of Directors, and continues to be eligible for benefits provided by the Company to its executive officers. The employment agreement with Mr. Timmins is substantially similar to the employment agreements with the Company's other named executive officers, other than Dr. Hudson, except for Mr. Timmins' severance compensation, as described below under "Post-Employment Benefits and Change in Control Arrangements."

Post-Employment Benefits and Change in Control Arrangements

        The Company does not generally provide special post-employment benefits to its named executive officers, other than those available to its employees generally. However, the Company has entered into agreements with certain named executive officers relating to post-employment benefits and change in control arrangements.

  Chief Executive Officer

        Upon Dr. Hudson's voluntary termination of employment (other than with Good Reason) or termination of his employment for Cause, the Company must pay to him all base compensation, unpaid reimbursements, gross-up payments, and other unpaid expenses due through the effective date of termination, and any unused vacation accrued according to the Company's policies. However, Dr. Hudson would not be entitled to any other compensation, including the right to receive any bonus relating to the year in which such termination is effective.

        Upon Dr. Hudson's death or "Disability" (as defined in the Employment Agreement), the Company must pay to his estate all base compensation, earned but unpaid bonuses, unpaid reimbursements, gross-up payments and other unpaid expenses due at the date of death, plus a continuation of base compensation and benefits at the rate set forth in the Employment Agreement for six months following the end of the month in which the death occurs. Dr. Hudson's estate will also have six months to exercise all vested stock options.

        Upon termination of Dr. Hudson's employment by the Company without Cause or by Dr. Hudson for Good Reason where no Change of Control has occurred, the Company is required to pay to Dr. Hudson (i) all base compensation and earned but unpaid bonuses, and unpaid reimbursements, gross-up payments and other unpaid expenses due at the effective date of termination, (ii) the sum of (x) two years of base compensation, (y) two years of bonus compensation based on the average of the past two years' bonuses actually paid or, if only one year's bonus has been paid, such bonus, or if no bonus has been paid, 50% of the target bonus for the current year, and (z) two times the then current annual cost of health benefits. If termination occurs before February 8, 2010, fifty percent of unvested options and fifty percent of unvested shares of common stock granted pursuant to the Employment Agreement will immediately become fully vested and exercisable. If termination occurs on or after February 8, 2010, all unvested options and all shares of common stock will immediately become fully vested and exercisable. The exercise period of all vested options granted to Dr. Hudson pursuant to the Company's 2002 Equity Incentive Plan will be the earlier of their original expiration date or six months from the effective date of termination.

        Upon a termination of Dr. Hudson's employment by the Company without Cause or by Dr. Hudson for Good Reason that occurs within twelve months of a Change of Control, the Company is required to pay to Dr. Hudson (i) all base compensation, earned but unpaid bonuses, and unpaid reimbursements, gross-up payments and other unpaid expenses due at the effective date of termination, (ii) the sum of (x) two years of base compensation, (y) two times the target annual bonus at the effective time of termination, and (z) two times the then current annual cost of health benefits, car allowance, expenses incurred in connection with tax preparation and investment advice, and continued participation in benefits available to other senior executives generally, as well as the amount of remaining living allowance payments. In addition, all unvested options and all shares of common stock granted pursuant to the Employment Agreement would immediately become fully vested and exercisable and all options exercisable for a period of the earlier of their original expiration date or six months from the effective day of termination.

  President and Chief Operating Officer

        Pursuant to Mr. Timmins' Amended and Restated Employment Agreement entered into on October 26, 2007, Mr. Timmins' severance compensation was modified to provide that upon termination of his employment by the Company other than for Cause (as such term is defined in his employment agreement), or upon his voluntary termination of employment for Good Reason (as defined in his employment agreement), (a) the Company must pay to Mr. Timmins $630,000, without interest, payable as follows: one-third paid on the effective date of termination with the balance to be paid in equal installments over the 12 months following such effective date in accordance with the Company's standard payroll procedures; (b) all outstanding options granted to Mr. Timmins pursuant to the Company's 1992 Stock Incentive Plan, or successor plan, which vest with the passage of time (and are not performance related) shall be immediately fully vested and (c) the exercise period of all such options will be extended to the earlier of their original expiration date or eighteen months from the date of termination. The Board of Directors believed this severance provision was necessary to retain Mr. Timmins in light of the significant changes in senior management and the Board of Directors during 2007.

  Other Named Executive Officers

        Under the employment agreements for our other named executive officers, each named executive officer is entitled to receive severance pay of one year's base salary following either termination without cause or, following a change in control followed by voluntary termination by the employee. A change in control is defined in the employment agreement as any one of the following events; (1) any person becomes the beneficial owner of twenty-five percent or more of the total number of voting shares of the Company; (2) any person (other than a person named in a proxy solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies representing twenty-five percent or more of the total number of shares of the Company; (3) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent or more of the total voting shares of the Company; and (4) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions cease to constitute at least two-thirds of the Board of Directors of the Company or any successor entity. Further, upon termination other than for cause, the employment agreements provide for full vesting of all outstanding stock options, other than performance-based options.

Compensation Committee Report

        The Compensation Committee of AVI BioPharma, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on their review and discussions with management, the Compensation Committee recommended to the Company's full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Michael D. Casey (Chair) K. Michael Forrest William Goolsbee John C. Hodgman

Summary Compensation Table

        The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007. Based on the fair value of equity awards granted to named executive officers in 2007 and the base salary of the named executive officers, "Salary" accounted for, on average, approximately 32% of the total compensation of the named executive officers, incentive compensation including cash bonus and stock option grants, accounted for approximately 67% of the total compensation of the named executive officers and benefits accounted for approximately 1% of the total compensation of named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)

K. Michael Forrest Interim Chief Executive Officer	2007 2006	293,192 —	— —	— —	503,710 —	— —	— —	9,000 —	805,902 —

Denis R. Burger, Ph.D. Chief Executive Officer	2007 2006	91,226 375,000	— —	— —	1,057,372 807,757(3)	— —	— —	— 8,800	1,148,598 1,191,557

Mark M. Webber Chief Financial Officer	2007 2006	235,000 225,000	27,500 50,000	— —	261,372 280,073	— —	— —	9,000 8,800	532,872 563,873

Alan P. Timmins President and Chief Operating Officer	2007 2006	310,000 300,000	43,500 110,000	— —	556,267 632,273(4)	— —	— —	9,000 8,800	918,767 1,051,073

Patrick L. Iversen, Ph.D. SVP of Research and Development	2007 2006	260,000 250,000	27,700 75,000	— —	305,165(5) 296,206(6)	— —	— —	9,000 8,800	601,865 630,006

Peter D. O'Hanley, Ph.D., M.D. SVP of Clinical Development and Regulatory Affairs	2007 2006	260,000 250,000	42,000 50,000	— —	305,228 237,185	— —	— —	9,000 8,800	616,228 545,985

(1)
The amounts in the option awards column reflect the dollar amount recognized for financial statement reporting purposes calculated in accordance with FAS 123R and, thus, include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in Note 2 to the financial statements set forth in our annual report on Form 10-K, filed March 17, 2008 (Commission File No. 001-14895).

(2)
Represents funds contributed to the 401(k) Company match.

(3)
Includes $9,678 attributable to the Company's Employee Stock Purchase Plan.

(4)
Includes $9,054 attributable to the Company's Employee Stock Purchase Plan.

(5)
Includes $6,185 attributable to the Company's Employee Stock Purchase Plan.

(6)
Includes $5,723 attributable to the Company's Employee Stock Purchase Plan.

        See the discussion above under the heading "Employment Agreements with Named Executive Officers" for a discussion of our employment arrangements with our named executive officers.

Grants of Plan Based Awards in Fiscal Year 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: No. of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)
								All Other Stock Awards: No. of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/ Sh)

Name	Grant Date(1)	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

K. Michael Forrest	3/27/2007	—	—	—	—	—	—	—	300,000	2.45	627,002

Mark M. Webber	2/6/2007	—	—	—	—	—	—	—	75,000	3.00	192,170

Alan P. Timmins	3/27/2007	—	—	—	—	—	—	—	150,000	2.45	312,484

Patrick L. Iversen, Ph.D.	2/6/2007	—	—	—	—	—	—	—	125,000	3.00	320,284

Peter D. O'Hanley, Ph.D., M.D.	2/6/2007	—	—	—	—	—	—	—	75,000	3.00	192,170

(1)
Subject to acceleration of vesting in accordance with the named executive officers' employment agreement, all options granted in 2007 for Drs. Iversen and O'Hanley and Messrs. Timmins and Webber become exercisable starting twelve months after the grant date, with one-third of the options becoming exercisable at that time with an additional one-third of the options becoming exercisable on the second and third anniversary dates of the option grant, respectively. All options granted in 2007 for Mr. Forrest become exercisable starting one month after the grant date, with one-twelfth of the options becoming exercisable at that time with an addition one-twelfth of the options becoming exercisable each month thereafter.

2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

K. Michael Forrest(1)	16,500 10,000 10,000 225,000	16,500 — — 75,000	— — — —	2.64 2.24 4.64 2.45	03/04/15 05/18/15 05/24/16 03/27/17	— — — —	— — — —	— — — —	— — — —

Denis R. Burger, Ph.D.(2)	200,000 200,000 330,000 175,000 175,000	— — — — —	— — — — —	6.63 5.75 5.35 2.53 7.35	02/02/08 01/03/10 03/27/10 03/27/10 03/27/10	— — — — —	— — — — —	— — — — —	— — — — —

Mark M. Webber(3)	2,500 132,000 82,500 50,000 25,000 —	— — — 25,000 50,000 75,000	— — — — — —	6.63 6.88 5.35 2.53 7.35 3.00	02/02/08 08/15/10 12/05/12 02/22/15 02/16/16 02/06/17	— — — — — —	— — — — — —	— — — — — —	— — — — — —

Alan P. Timmins(4)	135,000 135,000 148,500 25,000 116,667 58,334 —	— — — — 58,333 116,666 150,000	— — — — — — —	6.63 5.75 5.35 5.88 2.53 7.35 2.45	02/02/08 01/03/10 12/05/12 05/19/13 02/22/15 02/16/16 03/27/17	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —

Patrick L. Iversen, Ph.D.(5)	56,000 28,000 84,000 92,400 50,000 25,000 —	— — — — 25,000 50,000 125,000	— — — — — — —	6.63 3.69 5.75 5.35 2.53 7.35 3.00	02/02/08 01/21/09 01/03/10 12/05/12 02/22/15 02/16/16 02/06/17	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —

Peter D. O'Hanley, Ph.D., M.D.(6)	75,000 33,334 25,000 —	25,000 16,666 50,000 75,000	— — — —	2.89 2.53 7.35 3.00	03/29/14 02/22/15 02/16/16 02/06/17	— — — —	— — — —	— — — —	— — — —

(1)
Mr. Forrest's 33,000 options granted on March 4, 2005 at $2.64 per share became exercisable starting March 4, 2006 with one-fourth being exercisable on this date and another one-fourth being exercisable on March 4, 2007, 2008 and 2009, respectively. Mr. Forrest's 300,000 options granted on March 27, 2007 at $2.45 per share became exercisable starting June 27, 2007 with one-twelfth being exercisable on this date and another one-twelfth being exercisable each month thereafter.

(2)
All of Dr. Burger's stock options became fully exercisable on March 27, 2007 in connection with his resignation as Chief Executive Officer.

(3)
Mr. Webber's 75,000 options granted on February 22, 2005 at $2.53 per share became exercisable starting February 22, 2006 with one-third being exercisable on this date and another one-third being exercisable on February 22, 2007 and 2008, respectively. Mr. Webber's 75,000 options granted on February 16, 2006 at $7.35 per share become exercisable starting February 16, 2007 with one-third being exercisable on this date and another one-third being exercisable on February 16, 2008 and 2009, respectively. Mr. Webber's 75,000 options granted on February 6, 2007 at $3.00 per share become exercisable starting February 6, 2008 with one-third being exercisable on this date and another one-third being exercisable on February 6, 2009 and 2010, respectively.

(4)
Mr. Timmins' 175,000 options granted on February 22, 2005 at $2.53 per share became exercisable starting February 22, 2006 with one-third being exercisable on this date and another one-third being exercisable on February 22, 2007 and 2008, respectively. Mr. Timmins' 175,000 options granted on February 16, 2006 at $7.35 per share become exercisable starting February 16, 2007 with one-third being exercisable on this date and another one-third being exercisable on February 16, 2008 and 2009, respectively. Mr. Timmins' 150,000 options granted on

  March 27, 2007 at $2.45 per share become exercisable starting March 27, 2008 with one-third being exercisable on this date and another one-third being exercisable on March 27, 2009 and 2010, respectively.

(5)
Dr. Iversen's 75,000 options granted on February 22, 2005 at $2.53 per share became exercisable starting February 22, 2006 with one-third being exercisable on this date and another one-third being exercisable on February 22, 2007 and 2008, respectively. Dr. Iversen's 75,000 options granted on February 16, 2006 at $7.35 per share become exercisable starting February 16, 2007 with one-third being exercisable on this date and another one-third being exercisable on February 16, 2008 and 2009, respectively. Dr. Iversen's 125,000 options granted on February 6, 2007 at $3.00 per share become exercisable starting February 6, 2008 with one-third being exercisable on this date and another one-third being exercisable on February 6, 2009 and 2010, respectively.

(6)
Dr. O'Hanley's 100,000 options granted on March 29, 2004 at $2.89 per share became exercisable starting March 29, 2005 with one-fourth being exercisable on this date and another one-fourth being exercisable on March 29, 2006, 2007 and 2008, respectively. Dr. O'Hanley's 50,000 options granted on February 22, 2005 at $2.53 per share became exercisable starting February 22, 2006 with one-third being exercisable on this date and another one-third being exercisable on February 22, 2007 and 2008, respectively. Dr. O'Hanley's 75,000 options granted on February 16, 2006 at $7.35 per share become exercisable starting February 16, 2007 with one-third being exercisable on this date and another one-third being exercisable on February 16, 2008 and 2009, respectively. Dr. O'Hanley's 75,000 options granted on February 6, 2007 at $3.00 per share become exercisable starting February 6, 2008 with one-third being exercisable on this date and another one-third being exercisable on February 6, 2009 and 2010, respectively.

2007 Option Exercises and Stock Vested

        None of our named executive officers exercised any stock options or had any stock based awards vest during fiscal year 2007. On March 27, 2007, all of Dr. Burger's stock options vested under his employment agreement in connection with his resignation as Chief Executive Officer.

2007 Pension Benefits

        None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any established plan following retirement.

2007 Nonqualified Deferred Compensation

        None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments Upon Termination or a Change in Control

        The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive's employment. The amount of compensation payable to each named executive officer upon termination without cause or before and after a change in control, and for termination following a change of control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.

Name	Benefit	Before Change in Control, Termination w/o Cause ($)	After Change in Control, Termination w/o Cause ($)	Voluntary Termination ($)(5)	Death ($)(6)	Disability ($)(7)	Change in Control ($)

K. Michael Forrest	Cash Severance Stock Options	— —	— —	— —		— —	— —

Denis R. Burger, Ph.D.(4)	Cash Severance Stock Options	— —	— —	— —		— —	— —

Mark M. Webber	Cash Severance(1) Stock Options(3)	235,000 261,372	235,000 570,595	570,595		570,595	235,000 570,595

Alan P. Timmins	Cash Severance(2) Stock Options(3)	630,000 556,267	630,000 1,198,194	1,198,194		1,198,194	— 1,198,194

Patrick L. Iversen, Ph.D.	Cash Severance(1) Stock Options(3)	260,000 298,980	260,000 696,146	696,146		696,146	260,000 696,146

Peter D. O'Hanley, Ph.D., M.D.	Cash Severance(1) Stock Options(3)	260,000 305,228	260,000 626,780	626,780		626,780	260,000 626,780

(1)
Cash severance is payable as a lump sum equal to one year's base salary for the respective named executive officers.

(2)
Cash severance is payable as a lump sum of $210,000 at the date of termination and an additional $420,000 payable over twelve equal monthly payments for the respective named executive officer.

(3)
In the event of a change in control of the Company, all stock options held by the executive will automatically vest and become exercisable. The dollar amount reflects the fair value computed in accordance with FAS 123R. Assumptions used in the calculation of this amount are included in Note 2 to the financial statements set forth in our annual report on Form 10-K, filed March 17, 2008 (Commission File No. 0-22613).

(4)
In connection with his resignation as Chief Executive Officer on March 27, 2007, Dr. Burger received severance pay of $562,500, to be paid in equal monthly installments over eighteen (18) months, all of his stock options vested, and the exercise date of all his stock options was extended to the earlier of the expiration date of the option or March 27, 2010. The Company also agreed to reimburse Dr. Burger for his health insurance benefits for eighteen (18) months.

(5)
In the event of a termination other than for cause, all options granted up to the date of termination become 100% vested.

(6)
In the event of death, the named executive officer will receive all salary compensation due as of the last day of the month following the month in which the death occurs. In addition, the named executive officer will receive an unused paid time off. The stock options will cease vesting as of the date of death, but the exercise period is automatically extended to one year from the date of death.

(7)
In the event of disability, the named executive officer would receive one-half of a month's salary and any unused paid time off. The named executive officer's employment agreement provides that all options granted up to the date of termination other than for cause be 100% vested.

        For a further discussion of the Company's obligations on a change of control or termination of a named executive officer, see also the discussion above under "Post-Employment Benefits and Change in Control Arrangements."

2007 Director Compensation

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors.

        The Company's non-employee directors received the following compensation during fiscal year 2007:

  •
  annual compensation of $30,000 for services as a director, other than the Chairman of the Board of Directors;

  •
  annual compensation of $75,000 payable to the Chairman of the Board of Directors;

  •
  an additional $12,000 to the Chairman of the Audit Committee;

  •
  an additional $8,000 to each member of the Audit Committee;

  •
  an additional $5,000 to the Chairman of the Compensation Committee;

  •
  an additional $3,000 to each member of the Compensation Committee;

  •
  an additional $5,000 to the Chairman of the Nominating and Corporate Governance Committee;

  •
  an additional $3,000 to each member of the Nominating and Corporate Governance Committee;

  •
  an additional $7,500 paid to John W. Fara, Ph.D. in connection with his acting as the Chairman of a Special Committee of the Board of Directors during 2007;

  •
  an additional $5,000 paid to the non-employee directors, other than Mr. Fara, in connection with their service on a Special Committee of the Board of Directors during 2007; and

  •
  each year, at the meeting of the Board of Directors held immediately following the Annual Meeting, each non-employee director receives a nonqualified option to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of the grant pursuant to AVI's 2002 Equity Incentive Plan. These options vest ratably on each monthly anniversary date of the grant over twelve months of continued service as a director.

        In addition to the foregoing, new non-employee directors received:

  •
  a nonqualified option upon joining the Board of Directors, to purchase 33,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant pursuant to AVI's 2002 Equity Incentive Plan. These options vest ratably on each anniversary date of the grant over four years of continued service to the Board of Directors;

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jack L. Bowman	81,625	—	67,694	—	—	—	149,319
Michael D. Casey	41,750	—	47,051	—	—	—	88,801
John W. Fara, Ph.D.	50,500	—	30,573	—	—	—	81,073
K. Michael Forrest(3)	14,000	—	—	—	—	—	14,000
William Goolsbee	—	—	3,383	—	—	—	3,383
James B. Hicks, Ph.D.	43,000	—	30,573	—	—	—	73,573
John C. Hodgman	50,750	—	51,521	—	—	—	120,271
Gil Price, M.D.	—	—	3,383	—	—	—	3,383

(1)
The amounts listed in the option awards column reflect the dollar amount recognized for financial statement reporting purposes calculated in accordance with FAS 123R, and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in Note 2 to the financial statements set forth in our annual report on Form 10-K, filed March 17, 2008 (Commission File No. 001-14895).

(2)
As of December 31, 2007, each director had the following number of options outstanding: Jack L. Bowman: 56,667; Michael D. Casey: 14,083; John W. Fara: 69,167; K. Michael Forrest; 261,500, James B. Hicks; 55,833; and John C. Hodgman; 50,834.

(3)
Mr. Forrest was an employee-member of the Board of Directors while serving as the Company's Interim Chief Executive Officer during a portion of fiscal year 2007.

AUDIT COMMITTEE REPORT

        Under the Amended and Restated Audit Committee Charter ("Charter"), a copy of which is posted on the Company's website (www.avibio.com), the general purpose of the Audit Committee is to assist the Board of Directors in the exercise of its fiduciary responsibility of providing oversight of the Company's financial statements and the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Company's financial statements, and other aspects of the financial management of the Company. The Audit Committee is appointed by the Board of Directors and is to be comprised of at least three directors, each of whom shall be independent, as such term is defined under the listing standards of the Nasdaq Stock Market. All committee members must be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee.

        Audit and Other Fees.    KPMG LLP has been the Company's auditors since 2002. During fiscal years 2007 and 2006, the fees for audit and other services performed by KPMG LLP for the Company were as follows:

Amount and Percentage of Fees
Nature of Services
	2007	2006
Audit	$391,700 (100%)	$239,400 (100%)
Audit Related	$—	$—
Financial Information System Design and Implementation Fees	$—	$—
All other fees	$—	$—

Total	$391,700 (100%)	$239,400 (100%)

        Responsibilities and Duties of the Audit Committee.    The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

As further described in the Charter, the specific duties of the Audit Committee include the following:

  •
  Select, retain (subject to approval by the Company's stockholders, if required), and, when appropriate, terminate the engagement of the independent auditor and set the independent auditors' compensation;

  •
  Select, retain (subject to approval by the Company's stockholders, if required), and, when appropriate, terminate the engagement of financial consultants and set such consultants' compensation;

  •
  Pre-approve all permitted non-audit services to be performed by the independent auditors and/or financial consultants and establish policies and procedures for the engagement of the independent auditors and/or financial consultants to provide permitted non-audit services;

  •
  Periodically discuss and review with the independent auditors' their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, including whether the provision by the independent auditors of permitted non-audit services is compatible with independence and obtain and review a report from the independent auditors describing all relationships between the independent auditors and the Company;

  •
  Receive and review: (a) a report by the independent auditors describing the independent auditors' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditors;

  •
  Meet with management and the independent auditors and/or financial consultants prior to commencement of the annual audits and internal controls analysis and testing to review and discuss the planned scope and objectives of the audit and/or such analysis and testing;

  •
  Meet with the independent auditors, with and without management present, after completion of the annual audit to review and discuss the results of the examinations of the independent auditors and appropriate analyses of the financial statements;

  •
  Meet with the financial consultants, with management present, after completion of the analysis and testing of the Company's internal controls by the financial consultants to review and discuss the results of such analysis and testing;

  •
  Review and discuss (a) the reports of the independent auditors, with and without management present, as to the state of the Company's financial reporting systems and procedures, the adequacy of internal accounting and financial controls, the integrity and competency of the financial and accounting staff, disclosure controls and procedures, other aspects of the financial management of the Company and (b) current accounting trends and developments, and (c) take such action with respect thereto as may be deemed appropriate;

  •
  Review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q and discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards;

  •
  Review and discuss with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including the judgment of the independent auditors about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

  •
  Recommend to the Board of Directors, based upon the Committee's review, whether the financial statements should be included in the annual report on Form 10-K;

  •
  Review press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies and review such releases, information and guidance for compliance with regulations governing the use of non-Generally Accepted Accounting Principles financial measures and related disclosure requirements;

  •
  Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks;

  •
  Review (a) the status of compliance with laws, regulations, and internal procedures, including, without limitation, the Company's policies on ethical business practices; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Committee and report on the same to the Board of Directors;

  •
  Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls, auditing matters and compliance with the Company's ethical business policies;

  •
  Establish policies for the hiring of employees and former employees of the independent auditor;

  •
  Prepare a report of the Committee each year for inclusion in the Company's proxy statement in accordance with SEC rules;

  •
  Review and assess the adequacy of this Charter annually with the Board of Directors as a whole and report to the Board of Directors any significant matters as they occur during the year; and

  •
  Conduct such other duties and undertake such other tasks as may be appropriate to the overall purposes for the Committee and as may be assigned from time to time by the Board of Directors consistent with such purposes

        Specific Audit Committee Actions Related to Review of the Company's Audited Financial Statements.    In discharging its duties, the Audit Committee, among other actions, has (i) reviewed and discussed the audited financial statements to be included in the company's Annual Report on Form 10-K for the twelve months ended December 31, 2007 with management, (ii) discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU380) related to such financial statements, (iii) received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant's independence, and (iv) considered whether the provision of service represented under the headings on "Financial Information Systems Design and Implementation Fees" and "All Other Fees" as set forth in the table of fees on page 29 is compatible with maintaining KPMG LLP's independence, and based on such reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the twelve months ended December 31, 2007. The Audit Committee also discussed with KPMG LLP the audit of management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2007. Please see "Management's Annual Report on Internal Control over Financial Reporting" and "Report of Independent Registered Public Accounting Firm" in the company's Annual Report on Form 10-K for the twelve months ended December 31, 2007.

AUDIT COMMITTEE
John C. Hodgman, Chairman John W. Fara, Ph.D. Gil Price, M.D.

PERFORMANCE GRAPH

        The following graph compares the cumulative total shareowner return on the Company's Common Stock for the period beginning December 31, 2002 and ending December 31, 2007, as compared with the total return of the NASDAQ Composite Index and the Amex Biotech Index. This graph assumes an investment of $100 on December 31, 2002 in each of the Company's common stock, the NASDAQ Composite Index and the Amex Biotech Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

STOCK OWNED BY AVI BIOPHARMA, INC. MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of AVI Common Stock as of March 24, 2008, with respect to: (i) each person known by AVI to beneficially own more than five percent (5%) of the outstanding shares of AVI Common Stock, (ii) each of AVI's directors, (iii) each of AVI's named executive officers and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number(1)	Percent(1)

Officers and Directors
Denis R. Burger, Ph.D.(2) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	1,051,024	1.5%
Alan P. Timmins(3) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	721,549	1.0%
Dwight D. Weller, Ph.D.(4) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	667,093	*
Patrick L. Iversen, Ph.D.(5) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	434,825	*
Mark M. Webber(6) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	379,946	*
K. Michael Forrest(7) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	354,750	*
Peter D. O'Hanley, Ph.D., M.D.(8) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	225,000	*
Leslie Hudson, Ph.D. AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	100,000	*
John W. Fara, Ph.D.(9) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	73,834	*

John C. Hodgman(10) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	63,334	*
William A. Goolsbee(11) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	55,000	*
Gil Price, M.D. AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	25,000	*
Michael D. Casey(12) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	18,250	*
All directors and officers as a group (15 persons)	4,313,939	5.8%
5% Shareholders
George W. Haywood(13) c/o Cronin & Vris, LLP 380 Madison Ave., 24th floor New York, NY 10017	8,505,000	12.1%

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of March 24, 2008, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2)
As of March 27, 2007, Dr. Burger resigned from his position as Chief Executive Officer. Includes 34,434 shares held by Sovereign Ventures, LLC, a limited liability company in which Dr. Burger is a general partner. Also includes 880,000 shares subject to options exercisable within sixty (60) days of March 24, 2008. Dr. Burger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)
Includes 650,167 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(4)
Includes 252,936 shares held jointly or by others over which Dr. Weller exercises voting and investment power, 326,400 shares subject to options exercisable by Dr. Weller and 29,935 shares subject to options exercisable by Dr. Weller's spouse within sixty (60) days of March 24, 2008. Dr. Weller disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Includes 371,067 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(6)
Includes 364,500 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(7)
Includes 344,750 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(8)
Includes 225,000 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(9)
Includes 73,334 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(10)
Includes 63,334 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(11)
Includes options to purchase 50,000 shares of common stock pursuant to call option contracts exercisable prior to January 2009.

(12)
Includes 18,250 shares subject to options exercisable within sixty (60) days of March 24, 2008.

(13)
George W. Haywood reported owning 8,505,000 shares as of February 13, 2008. Includes 960,000 shares held by others over which Mr. Haywood exercises voting and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

        The Company is not aware of any related party transactions that would require disclosure.

Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to the Code of Business Conduct and Ethics, authorization from the Audit Committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Business Conduct and Ethics.

ELECTION OF AVI BIOPHARMA, INC. DIRECTORS
(Proposal I)

        At the Annual Meeting, three (3) directors will be elected, each for a two-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the persons named in the enclosed proxy form will vote in their discretion upon such matters.

        Under AVI's bylaws, the directors are divided into two groups, with Group I consisting of three (3) directors and Group II consisting of four (4) directors. The term of office of one group of directors expires in each year, and their successors are elected for terms of two years and until their successors are elected and qualified. There is no cumulative voting for election of directors. On March 10, 2008, the Board of Directors approved a decrease in the number of directors from eight (8) to seven (7).

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

        The following table sets forth the names of each of the Board of Director's nominees for election as a Group I director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age, the periods during which he has served as a director of AVI and positions currently held with AVI. Each nominee was selected by the Nominating and Corporate Governance Committee in accordance with its stated procedures and policies.

	Age	Director Since	Expiration Of Term	Position Held With AVI
Nominees:
William Goolsbee	54	2007	2008	Director
Michael D. Casey	62	2006	2008	Chairman of the Board
Gil Price, M.D.	52	2007	2008	Director
Continuing Directors:
John C. Hodgman	53	2004	2009	Director
John W. Fara, Ph.D.	65	2000	2009	Director
K. Michael Forrest	64	2005	2009	Director
Leslie Hudson, Ph.D.	62	2008	2009	Director

        See "AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS" for biographical information with respect to the Nominees and Continuing Directors and "Director Compensation" for certain information regarding compensation of directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR. If a quorum is present, AVI's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the AVI Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

RATIFICATION OF APPOINTMENT OF AVI BIOPHARMA INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal II)

        The Audit Committee has appointed KPMG, LLP ("KPMG") as independent auditors for the 2008 fiscal year. KPMG will audit the Company's consolidated financial statements for the 2008 fiscal year and perform other services. While shareholder ratification is not required by the Company's by-laws or otherwise, the Board of Directors is submitting the selection of KPMG to the shareholders for ratification as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accountant or auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

        Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP to audit the Company's books and accounts for the fiscal year ending December 31, 2008.

        A representative of KPMG LLP is expected to be present at the AVI Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.    The proposal will be approved if assuming the existence of a quorum at least a majority of the shares of the Company's Common Stock cast on the proposal vote in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of the proposal. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the ratification of KPMG LLP.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Company knows of no other business that will be presented for action at the meeting. If any other business requiring a vote of the shareholders should properly come before the meeting, the persons named in the enclosed proxy form will vote in their discretion upon such other matters.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

        The Nominating and Corporate Governance Committee considers, selects and recommends to the Board of Directors for approval nominees for director and committee member positions. The Board then considers the recommendation of the Nominating and Corporate Governance Committee and decides which nominees to present to the Company's shareholders for election to the Board of Directors.

        The Company's First Amended and Restated Bylaws, or the "Bylaws," establish procedures governing the eligibility of nominees for election to the Board of the Company and the proposal of business to be considered by the shareholders at an annual meeting of shareholders. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. Effective for all annual meetings held on or after June 1, 2008, to be timely a shareholder's notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.

        Such shareholder's notice described in the paragraph above must set forth: (i) the name and address of the shareholder who intends to make the nomination(s) or propose the business, (ii) a representation that the shareholder is a holder of record of stock of the Company, that the shareholder intends to vote such stock at such meeting and, in the case of nomination of a director or directors, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to submit the business specified in the notice, (iii) in the case of nomination of a director or directors, the name and address of such nominee or nominees and a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons(naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) a brief description of the business desired to be submitted at the meeting and the reasons for proposing such business at the meeting, (v) such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed, by the Board of Directors of the

Company, (vi) in the case of nomination of a director or directors, the consent of each nominee to serve as a director of the Company if so elected, and (vii) such other information reasonably requested by the Company.

        The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded.

        The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2009 Annual Meeting of Shareholders is January 20, 2009 (the 120th day preceding the anniversary of the 2008 Annual Meeting) to February 19, 2009 (the 90th day preceding such anniversary). Proposals by shareholders intended to be presented for action, including proposed nominees for election to the Board of Directors, at the 2009 annual meeting of shareholders must be received by the Company at its principal executive offices, One S.W. Columbia St., Suite 1105, Portland, Oregon 97258. It is suggested that such proposals be submitted by Certified Mail-Return Receipt Requested. Such notification should set forth all information relating to the proposed nominee, as is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and as required by the Company's Bylaws. The Nominating and Corporate Governance Committee will consider shareholder nominees on the same terms as nominees selected by the Nominating and Corporate Governance Committee.

        In addition to the foregoing, the Company will comply with Rule 14a-8 of the Exchange Act with respect to any shareholder proposal that meets its requirements. The Company will review shareholder proposals intended to be included in the Company's proxy materials for the 2009 Annual Meeting of Shareholders which are received by the Company at its principal executive offices no later than December 16, 2008. Such proposals must be submitted in writing and should be sent to the attention of the Corporate Secretary of the Company.

        The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board of Directors as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate, and a global perspective. These qualifications and attributes are not the only factors the Nominating and Corporate Governance Committee will consider in evaluating a candidate for nomination to the Board of Directors, and the Nominating and Corporate Governance Committee may reevaluate these qualifications and attributes at any time.

        Except as set forth above, the Nominating and Corporate Governance Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from shareholders, nor does the Nominating and Corporate Governance Committee have a formal process for identifying and evaluating nominees for director (including nominees recommended by shareholders). The Nominating and Corporate Governance Committee does not currently engage any third party director search firms but may do so in the future if it deems appropriate and in the best interests of the Company. These issues will be considered by the Nominating and Corporate Governance Committee in due course, and, if appropriate, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors addressing the nomination process.

COST OF SOLICITATION

        The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be additionally compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2007 with the Securities and Exchange Commission (the "SEC"). The SEC maintains a web site, www.sec.gov, that contains reports, proxy statements, and certain other information filed electronically by the Company with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K and all other documents of the Company incorporated by reference herein by writing to Investor Relations, AVI BioPharma, Inc., One S.W. Columbia Street, Portland, Oregon 97258, calling Investor Relations at (503) 227-0554, or visiting the Company's web site at www.avibio.com. Requested documents will be sent by first class mail (or other equally prompt means) within one business day of receipt of such request.

AVI BIOPHARMA, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Leslie Hudson, Ph.D., and Alan P. Timmins, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of AVI BioPharma, Inc. held of record by the undersigned on March 24, 2008 at the Annual Meeting of Shareholders to be held on May 20, 2008 (and any adjournments thereof).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.               Election of Directors.  Elect three Group I directors for two-year terms or until their respective successors are elected and qualified. Directors nominated are Michael D. Casey, William Goolsbee, and Gil Price, M.D.

For	Withheld For All

☐	☐

Except:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2.              Ratification of Independent Registered Public Accounting Firm for 2008.  Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

For	Against	Abstain

☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEMS 2.

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD TODAY IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Typed or Printed Name(s)

Authorized Signature

Title or authority, if applicable

Date

Please return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A.

☐ I PLAN TO ATTEND THE ANNUAL MEETING.

☐ I DO NOT PLAN TO ATTEND THE ANNUAL MEETING.

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AVI BIOPHARMA, INC. NOTICE OF ANNUAL MEETING To Be Held on May 20, 2008
TABLE OF CONTENTS
AVI BIOPHARMA, INC. One S.W. Columbia Street, Suite 1105 Portland, Oregon 97258 PROXY STATEMENT for ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2008
AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Director Compensation for Fiscal 2007
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
STOCK OWNED BY AVI BIOPHARMA, INC. MANAGEMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ELECTION OF AVI BIOPHARMA, INC. DIRECTORS (Proposal I)
RATIFICATION OF APPOINTMENT OF AVI BIOPHARMA INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal II)
OTHER BUSINESS
SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS
COST OF SOLICITATION
ADDITIONAL INFORMATION